Exhibit 23.4

Consent of CCID Consulting

Apr 16, 2010

Global Education & Technology Group Limited

9F Tower D, Beijing New Logo

A18 Zhongguancun South Street, Haidian District

Beijing 100081

People’s Republic of China

Dear Mr. Yongqi Zhang,

Re: Letter of Authorization to Use CCID Research Data in Registration Statement

[CCID China Market Intelligence Center] (“CCID”) hereby consents to references to its name in the Registration Statement on Form F-1 (the “Registration Statement”) in relation to the initial public offering of Global Education & Technology Group Limited (the “Company”) to be filed by with the U.S. Securities and Exchange Commission (the “SEC”), any other future filings with the SEC, including future registration statements and filings on Form 20-F or Form 6-K or other SEC filings (collectively, “SEC Filings”), and the Company’s websites, investor relations presentations and other marketing materials (collectively, “Marketing Materials”). CCID further consents to inclusion of information, data and statements from the report entitled “[2009-2010 ] (Consulting Report of Deep Market Survey and Strategic Research on China English Training and Test Preparation Industry (2009-2010))” (the “Report”) in the Company’s Registration Statement, SEC Filings and Marketing Materials, and citation of the Report in the Company’s Registration Statement, SEC Filings and Marketing Materials. CCID also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Kind regards,

CCID China Market Intelligence Center

By:	/s/ Xianquan Yan
Name:	Xianquan Yan
Title:	Director